Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), made as of October 1, 2006, is by and among NM Licensing LLC, a Delaware limited liability company (“NM License”), NextMedia Operating, Inc., a Delaware corporation (“NM Operating,” which together with NM License may be referred to herein as “Seller”), and Beasley FM Acquisition Corp., a Delaware corporation or its permissible assignee (“Buyer”).

RECITALS

NM License is the licensee of, and with NM Operating, operates radio broadcast station WJBR-FM, 99.5 MHz, Wilmington, Delaware, Facility ID No. 14374 (the “Station”), pursuant to licenses issued by the Federal Communications Commission (the “FCC”).

Seller and Buyer have agreed that Seller will sell and Buyer or Buyer’s designee will acquire all of the tangible and intangible assets used or useful in connection with the operation of the Station, on the terms and subject to the conditions set forth in this Agreement.

Seller and Buyer are, simultaneously with the execution and delivery of this Agreement, entering into a Local Marketing Agreement for the Station (the “Local Marketing Agreement”), pursuant to which, following the effective date thereof, Buyer shall provide programming on the Station pending the Closing of the transactions contemplated by this Agreement.

Therefore, the parties agree as follows:

ARTICLE 1

ASSETS TO BE CONVEYED

1.1. Closing. Subject to Section 16.1 hereof and except as otherwise mutually agreed upon by Seller and Buyer, the closing of this transaction (the “Closing”) shall take place on a date agreed upon by Buyer and Seller within ten business (10) days after all of the conditions specified in Sections 10.2 and 11.2 hereof have been fulfilled (or waived by the party entitled to waive such condition). The Closing shall be held at 10:00 a.m. local Washington D.C. time at the offices of Leventhal Senter & Lerman PLLC (“LS&L”), or at such other place and time, and in such manner as the parties may otherwise agree. Notwithstanding the foregoing, the parties intend that, to the extent possible, the Closing shall be conducted by exchange of signatures by fax, mail, and/or overnight courier, and wire transfer of funds.

1.2. Station Assets. At the Closing, unless otherwise transferred on the effective date of the Local Marketing Agreement, Seller shall sell, assign, transfer and convey to Buyer or Buyer’s designated Affiliate, and Buyer shall purchase from Seller, all of the assets (but excluding the Excluded Assets) used in connection with the business and operation of the Station, including but not limited to the following:

(a) Seller’s rights in and to all of the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued to Seller by the FCC or any other governmental authority currently in effect and used in the conduct of the business and operation of the Station, including those listed in Schedule 1.2(a), together with any additions thereto (including renewals or modifications of such licenses, permits and authorizations and applications therefor) between the date hereof and the Closing Date (the “Station Licenses”) and all of Seller’s rights in and to the call letters “WJBR-FM”;

(b) Seller’s right and interest in and to the leased real property used in the conduct of the business and operation of the Station, together with any additions thereto or modifications or amendments thereof between the date hereof and the Closing Date (the “Real Property”);

(c) all equipment, antennas, cables, hardware, office furniture and fixtures, office materials and supplies, inventory, spare parts, motor vehicles and other tangible personal property of every kind and description, owned, leased or held by Seller and used or useful in the conduct of the business and operation of the Station, including but not limited to that listed on Schedule 1.2(c) and, with respect to leased Personal Property, the equipment leased under any equipment leases listed on Schedule 1.2(d), together with any replacements thereof and additions thereto, made between the date hereof and the Closing Date (the “Personal Property”);

(d) subject to the provisions of Article 3 hereof, all Time Sales Agreements, the Real Property Leases, and all of Seller’s rights under and interest in all Contracts listed in Schedule 1.2(d) hereto, together with all of Seller’s rights under and interest in all Contracts entered into or acquired by Seller between the date hereof and the Closing Date in accordance with this Agreement (the “Assumed Contracts”);

(e) all of Seller’s rights in and to all registered and unregistered trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, jingles, logos, slogans, licenses, patents, Internet domain names, Internet URLs, Internet web sites, content and databases, permits and privileges, and other intangible property rights and interests applied for, issued to or owned by Seller for use in the conduct of the business and operation of the Station, including those listed in Schedule 1.2(e), together with any additions thereto between the date hereof and the Closing Date (the “Intellectual Property”);

(f) all files, records, books of account, employment records of Station personnel, and logs relating to the operation of the Station, including, without limitation, receivable records, the Station’s public inspection files, filings with the FCC related to the Station, invoices, statements, technical information and engineering data, sales correspondence, filings with the FCC, programming information and studies, advertising studies, marketing and demographic data, lists of advertisers, credit and sales reports, and copies of all written Contracts to be assigned hereunder;

(g) to the extent assignable, all rights under manufacturers’ and vendors’ warranties as exist at Closing and which relate to any of the Station Assets, as defined herein;

(h) all computer software and programs used or held for use in the operation of the Station;

(i) security deposits and prepaid expenses, to the extent that Seller receives an adjustment to the Purchase Price for such amounts pursuant to Section 5.1; and

(j) all other assets or properties not referred to above reflected on the Financial Statements or acquired for use by the Station or in connection with the operation of the Station after the date the last Financial Statement was delivered to Buyer, except any assets or properties disposed of after such date in the ordinary course of business consistent with Section 8.1.

The assets to be transferred to Buyer hereunder are hereinafter collectively referred to as the “Station Assets.” The Station Assets shall be transferred to Buyer free and clear of any Liens, except for Permitted Liens.

1.3. Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.2, the Station Assets shall not include the following (the “Excluded Assets”):

(a) Seller’s books and records pertaining to the organization, existence or capitalization of Seller, and duplicate copies of such records as are necessary to enable Seller to file tax returns and reports;

(b) all cash, cash equivalents, or similar type investments of Seller, such as certificates of deposit, treasury bills, and other marketable securities on hand and/or in banks, and any interest in and to any refunds of federal, state or local franchise, income, or other taxes related to periods prior to the Closing;

(c) all insurance policies, except for any rights that may be assigned pursuant to Article 20 hereof, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto;

(d) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement.

(e) subject to the Local Marketing Agreement, all accounts receivable and notes receivable arising in connection with the operation of the Station prior to the Closing Date and outstanding and uncollected as of the Closing Date (the “Accounts Receivable”); and

(f) the items listed on Schedule 1.3(f) hereof.

ARTICLE 2

PURCHASE PRICE

2.1. Purchase Price. The total consideration to be paid by Buyer for the Station Assets shall be Forty-Two Million Dollars ($42,000,000) (the “Purchase Price”), subject to upward or downward adjustment, as the case may be, on and after the Closing Date, pursuant to Article 5.

2.2. Payment of Purchase Price. Within two (2) Business Days following the execution and delivery of this Agreement by Buyer and Seller, Buyer shall deposit an Irrevocable Letter of Credit in the principal amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Initial Letter of Credit”) with Star Media Group, Ltd. (“Escrow Agent”) to be held pursuant to the terms and conditions of an Escrow Agreement of date even herewith by and among Buyer, Seller, and Escrow Agent. In the event that the Closing has not occurred by March 1, 2007, Buyer shall deposit a second Irrevocable Letter of Credit in the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000), with the Escrow Agent (the “Second Letter of Credit”). The Initial Letter of Credit and, if applicable, the Second Letter of Credit shall be deemed the “Escrow Deposit”. At the Closing, Buyer and Seller shall jointly instruct Escrow Agent to return Escrow Deposit to Buyer. Buyer shall pay the Purchase Price, as adjusted pursuant to Article 5, by wire transfer of immediately available federal funds pursuant to wire instructions that shall be delivered by Seller to Buyer at least two (2) Business Days prior to the Closing Date.

2.3. Holdback. There shall be no holdback of any portion of the Purchase Price at the Closing, provided that Seller maintains ownership of assets during the Survival Period sufficient, in Buyer’s commercially reasonable judgment, to secure potential claims that might arise under Section 15.1 hereto. In the event that, in Buyer’s reasonable judgment, Seller does not maintain ownership of assets (excluding the Station Assets) sufficient to secure potential claims that might arise under Section 15.1 hereto, Seller shall pay, by wire transfer of immediately available funds, Two Million Dollars ($2,000,000.00) (the “Holdback”) to Escrow Agent to be held pursuant to the terms and conditions of a Holdback Escrow Agreement. The Holdback shall be maintained in an interest-bearing account pending the expiration of the Survival Period, and shall be used to satisfy Buyer’s claims, if any, that may arise under Section 15.1 hereto. Upon the termination of the Survival Period, the balance of the Holdback, and any interest accrued thereon, shall be paid to Seller; provided, however, that in the event Buyer has made a claim pursuant to Section 15.1 that has not been resolved prior to the expiration of the Survival Period, the amount of such unresolved claim shall be held by Escrow Agent until such time that the claim has been resolved.

ARTICLE 3

ASSUMPTION OF OBLIGATIONS

3.1. Assumption of Obligations. Subject to the provisions of this Article 3 and of Article 5 of this Agreement, unless otherwise provided in the Local Marketing Agreement, at the Closing Buyer shall assume and undertake to pay, satisfy or discharge the liabilities, obligations and commitments of Seller under the Station Assets, to the extent that either (1) the obligations and liabilities accrue or arise out of events occurring after the Effective Time or (2) the Purchase Price was reduced pursuant to Article 5 as a result of the proration or adjustment of such obligations and liabilities (“Assumed Obligations”).

3.2. Limitation. Except as set forth in Section 3.1 hereof, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of Seller of any nature whatsoever.

3.3. Effect of Local Marketing Agreement. Simultaneously with the execution of this Agreement, Seller and Buyer are executing and delivering the Local Marketing Agreement. The term of the Local Marketing Agreement shall commence on October 1, 2006. To the extent that the Station Assets are assigned, the Assumed Obligations are assumed or assets and liabilities are prorated under the Local Marketing Agreement, any obligation of the Seller under this Agreement to assign such Station Assets, of the Buyer to assume such Assumed Obligations or of the parties to prorate such assets or liabilities, shall be deemed satisfied.

ARTICLE 4

REQUIRED CONSENTS

4.1. FCC Application. The assignment of the Station Licenses as contemplated by this Agreement is contingent upon the FCC Consent. No later than ten (10) days after the date that the parties execute this Agreement, Buyer and Seller shall file the FCC Application. Buyer may, at its discretion, designate an Affiliated entity to be the assignee of the Station Licenses, provided that such designation would not be reasonably expected to cause a material delay in obtaining the FCC Consent. Seller and Buyer shall thereafter prosecute the FCC Application with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grant of the FCC Application as expeditiously as practicable. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall, in good faith, use its commercially reasonable efforts to oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party’s right to terminate this Agreement pursuant to Article 16 hereof.

4.2. Other Governmental Consents. Promptly after the date of this Agreement, the parties shall prepare and file with the appropriate governmental authorities any other requests for approval or waiver that are required from such governmental authorities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

ARTICLE 5

PRORATIONS; ACCOUNTS RECEIVABLE

5.1. Proration of Expenses. All revenues and expenses arising from the conduct of the business and operation of the Station and ownership of the Station Assets shall be prorated between Buyer and Seller as of the Effective Time. Such prorations shall be based upon the principle that Seller shall be responsible for all liabilities and obligations incurred or accruing in connection with the operation of the Station and ownership of the Station Assets until the Effective Time, and Buyer shall be responsible for such liabilities and obligations incurred by Buyer thereafter. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes, business and license fees, FCC regulatory fees, utility expenses, any accrued sick time or vacation, liabilities and obligations under the Assumed Contracts, rents and similar prepaid and deferred items, except taxes arising by reason of the transfer of the Station Assets as contemplated hereby, which shall be paid in accordance with Section 13.2. To the extent not known, real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained. Notwithstanding the foregoing, there shall be no adjustment for, and Seller shall remain solely liable with respect to any obligations or liabilities not being assumed by Buyer in accordance with Article 3 hereof. There shall be no adjustment for Trade Agreements, provided, however, if Seller’s aggregate obligations under the Trade Agreements, less the fair market value of all goods or services to be received under such Trade Agreements, exceeds $10,000 as of the Closing Date, then all amounts in excess of $10,000 shall be considered an operating expense of Seller to be pro-rated in accordance with this Section 5.1.

5.2. Payment of Proration Items. Three (3) Business Days prior to Closing, Seller shall deliver to Buyer a preliminary list of all items to be prorated pursuant to Section 5.1 (the “Preliminary Proration Schedule”), and, to the extent feasible, such prorations shall be credited against or added to the Purchase Price, as applicable, at Closing. In the event Buyer and Seller do not reach a final agreement on such prorations and adjustments at Closing, Seller shall deliver to Buyer a schedule of its proposed prorations and adjustments (the “Proration Schedule”) no later than forty-five (45) days after the Closing Date. The Proration Schedule shall be conclusive and binding upon Buyer unless Buyer provides Seller with written notice of objection (the “Notice of Disagreement”) within ten (10) days after Buyer’s receipt of the Proration Schedule, which notice shall state the prorations of expenses proposed by Buyer (the “Buyer’s Proration Amount”). Seller shall have ten (10) days from receipt of a Notice of Disagreement to accept or reject Buyer’s Proration Amount. If Seller rejects Buyer’s Proration Amount, and the amount in dispute exceeds

$10,000, the dispute shall be submitted within ten (10) days to an accounting firm, mutually agreeable to the parties, that is unaffiliated with either party (the “Referee”) for resolution, such resolution to be made within twenty (20) days after submission to the Referee and to be final, conclusive and binding on Seller and Buyer. Buyer and Seller agree to share equally the cost and expenses of the Referee, but each party shall bear its own legal and other expenses, if any. If the amount in dispute is equal to or less than $10,000, such amount shall be divided equally between Buyer and Seller. Payment by Buyer or Seller, as the case may be, of the proration amounts determined pursuant to this Section 5.2 shall be due five (5) days after the last to occur of (i) Buyer’s acceptance of the Proration Schedule or Buyer’s failure to give Seller a timely Notice of Disagreement; (ii) Seller’s acceptance of Buyer’s Proration Amount or failure to reject Buyer’s Proration Amount within ten (10) days after receipt of a Notice of Disagreement; (iii) Seller’s rejection of Buyer’s Proration Amount in the event the amount in dispute equals or is less than $10,000; and (iv) notice to Seller and Buyer of the resolution of the disputed amount by the Referee in the event that the amount in dispute exceeds $10,000. Any payment required by Seller to Buyer or by Buyer to Seller, as the case may be, under this Section 5.2 shall be paid by check or wire transfer of immediately available federal funds to the account of the payee with a financial institution in the United States as designated by Seller in the Proration Schedule or by Buyer in the Notice of Disagreement (or by separate notice in the event that Buyer does not send a Notice of Disagreement). If either Buyer or Seller fails to pay when due any amount under this Section 5.2, interest on such amount will accrue from the date payment was due to the date such payment is made at a per annum rate equal to the Prime Rate plus two percent (2%), and such interest shall be payable upon demand.

5.3. Allocation. The parties shall use reasonable efforts to agree to an allocation of the Purchase Price pursuant to the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, prior to Closing. For purposes of allocating the Purchase Price, Buyer shall obtain an appraisal, a copy of which Buyer shall provide to Seller within five (5) Business Days after Buyer’s receipt thereof. In the event the parties are unable to agree on an allocation of the Purchase Price, then Buyer and Seller shall use separate allocations in completing and filing Internal Revenue Code Form 8594 for federal income tax purposes.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1. Organization and Standing. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the State of Delaware.

6.2. Authorization and Binding Obligation. Buyer has all necessary power and authority to enter into and perform under this Agreement and the transactions contemplated hereby, and Buyer’s execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights or equitable principles generally.

6.3. Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 with respect to FCC and other governmental consents, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer: (a) do not and will not require the consent of any third party; (b) do not and will not violate any provisions of Buyer’s organizational documents; (c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority binding upon Buyer or its assets; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, instrument, license or permit to which Buyer is now subject.

6.4. Qualifications; Absence of Litigation.

(a) There are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Buyer as the assignee of the Station Licenses. Except as set forth in Schedule 6.4, Buyer has no reason to believe that the FCC assignment contemplated herein will not be granted by the FCC in the ordinary course based upon Buyer’s qualifications to be the FCC licensee of the Station.

(b)There is no claim, litigation, proceeding or investigation pending or, to Buyer’s Knowledge, threatened against Buyer which seeks to enjoin or prohibit the transactions contemplated by this Agreement.

6.5. Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer, are pending or, to the best of Buyer’s Knowledge, threatened, and Buyer has not made any assignment for the benefit of creditors or taken any action which would constitute the basis for the institution of such insolvency proceedings.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

7.1. Organization and Standing. NM Operating is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. NM License is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary power and authority to own, lease and operate the Station Assets and to carry on the business of the Station as now being conducted and as proposed to be conducted by Seller between the date hereof and the Closing Date.

7.2. Authorization and Binding Obligation. Seller has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Seller’s execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Seller and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights or equitable principles generally.

7.3. Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 with respect to FCC and other governmental consents and/or as disclosed on Schedule 7.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller (a) do not and will not require the consent of any third party; (b) do not and will not violate any provisions of Seller’s organizational documents; (c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority binding upon Seller or its assets or by which it or the Station Assets are bound; (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any lease, contract, agreement, instrument, license or permit to which either Seller or the Station Assets are now subject; and (e) do not and will not result in the creation of any lien, charge or encumbrance on any of the Station Assets.

7.4. Station Licenses.

(a) Schedule 1.2(a) contains a true and complete list of the Station Licenses, including their expiration dates. Seller has delivered to Buyer true and complete copies of the Station Licenses. The antenna structures used by the Station are in compliance with the Communications Act and the requirements of the Federal Aviation Administration, and are registered with the FCC, if required. The location of the Station’s main studio complies with the FCC’s rules. All FCC regulatory fees assessed with respect to the Station Licenses have been timely paid. Except as set forth on Schedule 7.4(a): (i) there are no licenses, permits or authorizations other than the Station Licenses required from any government or other entity for the lawful operation of the Station in the manner now operated; (ii) the Station Licenses and other licenses, permits and authorizations listed in Schedule 1.2(a) are validly held by NM License pursuant to a Final Order, are in full force and effect, have been issued for the full terms customarily issued to radio broadcast stations in the State of Delaware, and none is subject to any restriction or condition which would limit in any material respect the full operation of the Station as now operated; (iii) the Station, its physical facilities, electrical and mechanical systems, and transmitting and studio equipment are operating in accordance with the terms and conditions of the Station Licenses and the rules and regulations of the FCC; and (iv) all reports and other filings required by the FCC with respect to the Station Licenses and the Station, including, without limitation, material required to be placed in the Station’s local public inspection files or other records, have been timely filed.

(b) There are no applications, complaints or proceedings pending or, to Seller’s Knowledge, threatened before the FCC relating to the operation of the Station or that may result in the revocation, materially adverse modification, non-renewal or suspension of any of the Station Licenses, or the imposition of any fines, forfeitures, or other administrative actions with respect to the Station or its operation other than proceedings affecting the broadcasting industry generally. Should any such filing be made or action initiated, Seller shall promptly notify Buyer and shall take all commercially reasonable steps to protect the Station and Station Licenses from material adverse impacts. Seller is not subject to any outstanding judgment or order of the FCC relating to the Station. Except as otherwise noted on Schedule 7.4(b), Seller is not aware of any action other than rule-making proceedings of general applicability to the radio industry which would adversely affect the FCC protected service area of the Station as such service area is presently authorized by the FCC.

(c) There are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Seller as the assignor of the Station Licenses. Seller has no reason to believe that the FCC assignment contemplated herein will not be granted by the FCC in the ordinary course based upon Seller’s qualifications as the licensee and assignor of the Station Licenses.

(d) Except as set forth in Schedule 7.4(d), the Station is operating with power and facilities specified in its FCC Licenses, within the power tolerances permitted in FCC Rule 73.1560(b) and to Seller’s Knowledge, the Station is not causing objectionable interference to the transmissions of any other broadcast station or communications facility, and no other broadcast station or communications facility is causing objectionable interference to the transmissions of the Station.

(e) To Seller’s actual knowledge, without further investigation (i) no governmental entity has proposed any law that may affect either Seller, the Station Assets, operations or business, or Seller’s rights thereto, except to the extent that any such law, if adopted or otherwise put into effect, individually or in the aggregate, will not have an adverse effect on Seller or the Station Assets, as applicable, and (ii) there are no facts or circumstances that could reasonably give rise to the same.

7.5. Real Property Leases.

(a) Schedule 7.5 contains descriptions of all of the Real Property Leases. The Real Property subject to the Real Property Leases listed on Schedule 7.5 are all of the real property interests necessary to conduct the business and operate the Station as conducted and operated on the date hereof.

(b) Seller has valid and subsisting leasehold interests, insurable at standard rates, pursuant to the Real Property Leases which shall at the Closing be free and clear of all Liens, except for Permitted Liens. With respect to each leasehold interest under the Real Property Leases, as long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to non-disturbance and quiet enjoyment.

(c) Any improvements upon the Real Property that are included in the Station Assets, and Seller’s use of the Real Property comply in all material respects with all federal, state and local laws, regulations and ordinances, and no permits, licenses or certificates pertaining to the operation of the Station upon the Real Property are required by any federal, state or local government, agency, board or other governmental authority having jurisdiction over the Real Property. All such improvements included in the Station Assets are in good working condition and repair, are insurable at standard rates, and, except as noted on Schedule 7.4(a), are in compliance with the rules and regulations of the FCC, the Federal Aviation Administration and all other applicable federal, state and local statutes, ordinances, rules and regulations. There are no structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the improvements on the Real Property included in the Station Assets.

(d) Seller has delivered to Buyer true and complete copies of all Real Property Leases.

(e) To Seller’s Knowledge, all towers, guy anchors and buildings and other improvements included in the Station Assets are located entirely on the Real Property.

(f) Seller has not received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or other law, order, regulation or requirement affecting the Real Property or the improvements thereon that are included in the Station Assets, or of the need for any material repair, remedy, construction, alteration or installation with respect to any improvements included in the Station Assets.

(g) The Real Property is leased at the rates and for terms ending on the dates set forth in the Real Property Leases, which are the sole and complete agreements concerning the Seller’s use of the leased Real Property. Neither the Seller, nor to the Knowledge of Seller, any other party, is in default, violation or breach in any material respect under any Real Property Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, material violation or material breach by the Seller, or to the Knowledge of Seller, by any other party thereunder. No amount payable under any Real Property Lease is past due. Seller has not received any notice of a default, offset or counterclaim under any Real Property Lease or any other communication asserting material non-compliance with any Real Property Lease. Subject to the rights of the landlords under the Real Property Leases, Seller has the exclusive right to use and occupy the premises leased under each Real Property Lease as they are now currently being used and occupied and for the purposes necessary to operate the Station. Subject to the terms of the Real Property Leases, Seller enjoys peaceful and undisturbed possession of the premises leased under the Real Property Leases. To Seller’s actual knowledge, except as set forth on Schedule 7.5(g), no third party, other than the lessor under any lease, holds any interest in the leased premises with the right to foreclose upon Seller’s leasehold interest. Subject to the terms and conditions of the applicable Real Property Lease, Seller has full legal power and authority to transfer control of the Real Property Leases to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and, subject to the terms and conditions of the applicable Real Property Lease, such assignment will not affect the validity, enforceability and continuity of any Real Property Lease.

(h) All utilities that are required for the full and complete occupancy and use of the Real Property for the purposes for which such properties are presently being used by the Station pursuant to the terms and conditions of the Real Property Leases, including without limitation, electric, water, sewer, telephone and similar services, have been connected and are in good working order.

7.6. Title to and Condition of Personal Property. Schedule 1.2(c) lists all material items of Personal Property whether owned, leased, used or held for use in conducting the business and operations of the Station as now conducted. Seller is the sole owner or lessee, as applicable, of the Personal Property and has good and marketable title to and/or a valid leasehold interest in all Personal Property free and clear of all Liens, except for Permitted Liens. All of the material items of tangible Personal Property are in good operating condition and repair (reasonable wear and tear excepted), are insurable at standard rates, and have been properly maintained in accordance with industry standards, are performing satisfactorily and in accordance with standards of good engineering practice, unless otherwise noted on Schedule 7.4(a), materially comply in all respects with applicable rules and regulations of the FCC, the terms of the Station Licenses, and with other applicable federal, state and local statutes, ordinances, rules and regulations, and are available for immediate use in the operation of the Station. Seller has no Knowledge of any defect in the condition or operation of any item of Personal Property which is reasonably likely to have a material adverse effect on the operations of the Station.

7.7. Assumed Contracts. Seller has delivered to Buyer true and complete copies of all Assumed Contracts, including any amendments and other modifications to such Assumed Contracts. The Assumed Contracts constitute valid and binding obligations of Seller and of all other parties thereto, and are in full force and effect as of the date hereof. Seller is not in material breach or default under any of the Assumed Contracts and, to Seller’s Knowledge, the other parties to such Assumed Contracts are not in material breach or default thereunder. Seller has not received or given written notice of any default thereunder from or to any of the other parties thereto, and no event has occurred which with notice or lapse of time or both would constitute a material breach or default thereunder. Except as set forth on Schedule 1.2(d), Seller has all requisite power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability or continuity of any such Assumed Contracts. There are no Trade Agreements, except as disclosed on Schedule 1.2(d). There are no inter-company Contracts between Seller (or either NM Operating or NM License individually) and any Affiliate of Seller (or either NM Operating or NM License individually), except as disclosed on Schedule 7.7.

7.8. Personnel Information.

(a) Schedule 7.8 contains a true and complete list of all persons employed at the Station, including each person’s job title or the capacity in which employed, date of hire, and a description of all compensation including bonus arrangements and employee benefit plans or arrangements applicable to each such employee, including without limitation, accrued by unused sick and vacation leave and service credited for purposes of vesting and eligibility to participate under any benefit plan. Seller is not a party to any agreement, written or oral, with employees except as described on Schedule 1.2(d) or Schedule 7.8. Except as described on Schedule 7.8, Seller has no employment agreement of any kind, oral or written, express or implied, that would require Buyer to employ any employee of Seller after the Closing, or that would otherwise confer any obligation on Buyer.

(b) Seller is not a party to any collective bargaining agreement covering any of the employees at the Station. Seller is not a party to any Contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller’s employees at the Station, nor has Seller received any demands or any other requests from a labor organization for representative status with respect to any persons employed at the Station.

(c) Except as set forth in Schedule 7.8, Seller is not a party to or bound by any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not such plan is otherwise exempt from the provisions of ERISA, and no employee or spouse of an employee is entitled to any benefits that would be payable pursuant to any such plan.

(d) There are no unfair labor practice charges pending against Seller.

(e) Seller acknowledges that Buyer has no obligation hereunder to offer employment to any employee of Seller and Seller shall remain fully liable for all costs of terminating such employees, including accrued vacation or accrued sick leave or other accrued time or benefits; however, Buyer shall have the right to hire such of the Station’s employees as Buyer may select. With respect to any employees that Buyer hires, Seller further acknowledges that Buyer shall have no obligation for, and shall not assume as part of the act of hiring such employees, any obligation for accrued benefits, and Seller will retain liability therefor.

(f) With respect to the Station’s employees, Seller is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, wages and hours, equal employment opportunity, collective bargaining, pension and welfare benefit plans, and the payment of Social Security and similar taxes, and neither Seller nor the Station are liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing, nor have any of them received notification that their employment practices fail to comply with the foregoing.

7.9. Intellectual Property. Schedule 1.2(e) lists all Intellectual Property applied for, issued to or owned by Seller for use in the operation of the Station, or under which Seller is licensed or franchised to be assigned hereunder, all of which rights and interests are issued to or owned by Seller, or if licensed or franchised to Seller, are, to the Knowledge of Seller, valid and uncontested. Seller has delivered to Buyer copies of all documents, if any, establishing such rights, licenses or other authority. There is no pending or, to the best of Seller’s Knowledge, threatened proceeding or litigation affecting or with respect to the Intellectual Property. Seller is not knowingly infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, internet domain names, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the Knowledge of Seller, threatened, with respect thereto. The Intellectual Property listed on Schedule 1.2(e) comprise all material intangible property interests used or held for use in conducting the business and operations of the Station as now conducted.

7.10. Compliance With Laws. Except as noted on Schedule 7.10, Seller has operated and is operating in material compliance with all laws, regulations and governmental orders applicable to the operation of the Station, and its present use of the Station Assets does not materially violate any such laws, regulations or orders. Seller has not received any notice asserting any noncompliance with any applicable statute, rule or regulation, in connection with the operation of the Station. Seller is not in default or in violation of any law, regulation, court order, or order of any federal, state, municipal, foreign or other government department, board, bureau, agency, or instrumentality, wherever located, that would materially adversely affect construction or operation of the Station or Station Assets, including but not limited to state and federal environmental laws and regulations. There is no pending or threatened investigation, audit, review or other examination of the Station or Station Assets, and Seller is not subject to any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by the FCC or any other federal or state governmental agency having supervisory or regulatory authority with respect to the Station or Station Assets.

7.11. Taxes. Seller has duly, timely and in the required manner filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns and forms required to be filed, and has paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies and losses required to be paid. There are no liens or other encumbrances for taxes on the Station Assets. As of the time of filing, such returns were true, complete and correct in all material respects. There are no governmental investigations or other legal, administrative, or tax proceedings pending, or to Seller’s Knowledge, threatened pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, or could result in a Lien on any of the Station Assets, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

7.12. Bankruptcy. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of the Station Assets, are pending or, to Seller’s Knowledge, threatened, and Seller has not made any assignment for the benefit of creditors or taken any action which would constitute the basis for the institution of such insolvency proceedings.

7.13. Location of Station Assets. All of the Station Assets are and have been located in the State of Delaware since the Station Assets were acquired by Seller.

7.14 Insurance. The business, properties (including the Station Assets) and employees of the Station are insured against loss, damage, or injury in the amounts shown on Schedule 7.14 hereto. All insurance policies listed on Schedule 7.14 are in full force and effect and there is no default with respect to provisions in any such policy. There are no pending insurance claims concerning the Station or Station Assets, nor are there any claims as to which any insurer has denied liability or declined coverage or which have not been properly and timely submitted to the appropriate insurers.

7.15 Financial Statements. Seller has provided Buyer with true and complete copies of statements of broadcast cash flow of the Station for its most recently concluded two fiscal years, by quarter, and for all full months since elapsed (the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP, except for the inclusion of reasonable and customary interim adjustments, and fairly present in all material respects the information purported to be presented therein as of the dates and for the respective periods covered thereby, and fairly reflect the results of operation of the Station on a stand-alone basis. Seller has furnished Buyer a true and complete copy of Seller’s month-by-month budget for the Station for Year 2006. Seller has provided Buyer with an income statement for Fiscal Year 2005, which was prepared in good faith, and, in Seller’s reasonable belief, in accordance with GAAP. The income statement fairly presents in all material respects the information purported to be presented therein as of the date and for the respective period covered thereby, and fairly reflects the results of operation of the Station on a stand-alone basis. Except as set forth in the Financial Statements, Seller does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as reflected in the Financial Statements or on Schedule 7.15, (i) no event has occurred since the Financial Statements were prepared that would make such Financial Statements misleading in any material respect or that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (ii) since the Financial Statements were prepared, the material operations of the Station have been conducted only in the ordinary course consistent with past practice and in the manner contemplated by Section 8.1; and (iii) the Station Assets are not subject, directly or indirectly, to any liability, whether absolute, contingent, accrued or otherwise, that are not fully reflected in the Financial Statements.

7.16. Sufficiency of Station Assets. The Station Assets include all assets that are necessary to operate the Station in the manner and to the full extent that they are currently operated, except to the extent that assets used in the operation of the Station are included in the Excluded Assets. Seller has good and marketable title to or validly leases or is licensed to use all of the Station Assets. At Closing, Seller will convey to Buyer good and marketable title or valid leasehold or license interests, as applicable, in each case free and clear of Liens, except for Permitted Liens.

7.17. Absence of Litigation. There is no claim, litigation, proceeding or investigation pending or, to Seller’s Knowledge, threatened against Seller, the Station, or the Station Assets which seeks to enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement, or that would be reasonably expected to have a Material Adverse Effect. There are no unsatisfied judgments outstanding against the Seller, the Station or the Station Assets that, individually or in the aggregate, might prevent, alter or delay the transactions contemplated by this Agreement or that would be reasonably expected to have a Material Adverse Effect.

7.18. Environmental Matters. To Seller’s Knowledge, (a) there has been no release, nor is there a threat of a release, of any Hazardous Substance or Hazardous Waste at or from the Real Property; (b) there are no Hazardous Substances or Hazardous Wastes present on, in, under, around or affecting the Real Property except for ordinary quantities of properly stored Hazardous Substances or Hazardous Wastes found in consumer or commercial products that are used in the normal course of broadcast station operations, including grounds and building operation and maintenance; (c) there are no aboveground or underground storage tanks, whether in use or closed, on or under the Real Property; (d) neither the Real Property, equipment or installations on the Real Property nor any Personal Property contain PCBs or asbestos in quantities sufficient to mandate the labeling or removal of such PCBs or asbestos in accordance with federal, state or local government environmental standards or to warrant the imposition of any penalty, civil or criminal, against Seller; and (e) the soil and groundwater of the property are free of toxic waste contamination and shall be free of toxic waste contamination as of the Closing Date. The terms “Hazardous Substance” and “Hazardous Waste” shall have the meanings set forth in the Resource Conservation and Recovery Act, as amended from time to time, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, any other applicable Environmental Requirement, and the regulations promulgated under all such laws. Seller has obtained all environmental, health and safety permits necessary for the operation of the Station by Seller pursuant to the Real Property Leases, all such permits are in full force and effect, and the Seller is in material compliance with the terms and conditions of all such permits. Seller has not received any notice, nor does Seller have any Knowledge, of any administrative or judicial investigations, proceedings or actions with respect to violations, alleged, or proved, of any Environmental Requirements involving the operations of the Station. The operation of the Station by the Seller and, to the Knowledge of Seller, by all of its predecessors, is and at all times has been in material compliance with all applicable Environmental Requirements.

7.19. Full Disclosure. No representation or warranty or other statement made by Seller in this Agreement or in any certificate, document or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading.

ARTICLE 8

COVENANTS OF SELLER

8.1. (a) Affirmative Covenants. Between the date of this Agreement and the Closing Date, except as otherwise permitted or contemplated by the Local Marketing Agreement, Seller shall:

(i) materially comply with all laws applicable to Seller’s use of the Station Assets; continue to operate and maintain the Station in material conformity with the Station Licenses, the Communications Act of 1934, as amended, and the rules and regulations of the FCC, and in material conformity with all other licenses and applicable laws, ordinances, regulations, rules and orders;

(ii) timely make or provide all payments, services or other consideration due for the Assumed Contracts so that all payments required to be made as of the Closing Date will have been paid, except for any amounts being contested by Seller in good faith, and use commercially reasonable efforts to satisfy Seller’s obligations under the Trade Agreements in order to minimize the amount by which such obligations under the Trade Agreements exceed the fair market value of all goods or services to be received under the Trade Agreements as of the Closing;

(iii) use commercially reasonable efforts to obtain the consent of any third party (whether before or after the Closing) necessary for the assignment to Buyer, without any material adverse change, of the Assumed Contracts;

(iv) maintain in full force and effect the Station Licenses, and all other licenses, permits and authorizations relating to the Station, and take any action necessary before the FCC, including the preparation and prosecution of applications for renewal of the Station Licenses, if necessary, to preserve such licenses in full force and effect without material adverse change;

(v) maintain the insurance policies currently in effect relating to the Station Assets in the current or increased amounts and, upon Buyer’s reasonable request, provide Buyer with certificates of insurance evidencing such coverage;

(vi) promptly notify Buyer in writing of (a) any material developments with respect to the business or operations of the Station of which Seller has Knowledge,

(b) any change in the truth, accuracy or content of any of the representations and warranties contained in Article 7 of this Agreement of which Seller has Knowledge, (c) any termination modification, amendment or breach of any of the Assumed Contracts, or any notice of intent to terminate or modify, amend or breach any Assumed Contract received by or given by Seller;

(vii) subject to the provisions of this Section 8.1, operate the Station in the ordinary course of business consistent with past practices;

(viii) maintain, in all material respects, the Station Assets in customary repair, maintenance and condition, replace all material items of equipment at time intervals consistent with prior practice, and repair or replace, subject to the risk of loss provisions of this Agreement, any material asset that may be damaged or destroyed with items of equal or greater value and utility;

(ix) maintain, in all material respects, the Station’s libraries of recordings and other programming;

(x) maintain the present character and entertainment format of the Station and the quality of its programs;

(xi) maintain all inventories of supplies and spare parts at levels consistent with the Station’s prior practices;

(xii) prepare and file all tax returns that pertain to the Station and Station Assets consistent with past practices and all applicable laws, except for matters being contested by Seller in good faith;

(xiii) use its commercially reasonable efforts to cooperate with Buyer and its independent auditors (as that term is defined in the Securities Act and the published rules and regulations thereunder) to provide prior to Closing, at Buyer’s sole expense, audited and/or reviewed financial statements for the Station for any fiscal year-end and any interim period(s) to the extent Buyer reasonably determines such audited financial statements are required by the Securities Act and/or the Exchange Act. Without limiting the generality of the foregoing, Seller agrees that it will: (i) reasonably consent to the use or incorporation of such audited and/or reviewed financial statements in any registration statement or other document filed by Buyer or any of its Affiliates under the Securities Act or the Exchange Act, (ii) execute and deliver, and cause its officers to execute and deliver, such reasonable “representation” letters as are customarily delivered in connection with audits and as Buyer’s independent accountants may reasonably request under the circumstances, and (iii) reasonably cooperate in consenting to the use or incorporation of the audited financials of Buyer or any of its Affiliates under the Securities Act or the Exchange Act whether before or after the Closing. Seller’s duty to cooperate pursuant to this Section is between the date hereof and the Closing Date, as well as after the Closing Date to the extent Buyer reasonably requests Seller’s cooperation;

(xiv) if requested by Buyer, provide Buyer with an income statement for Fiscal Year 2006 prepared in good faith and in Seller’s reasonable belief in accordance with GAAP; and

(xv) cooperate fully with the lessor under the Station’s current tower site lease included in the Real Property Leases to ensure that such lessor’s construction of a new tower and the migration of the Station’s antenna and other equipment to the new tower will be accomplished without material impact to the Station’s operations, to provide Buyer with copies of any applications proposed to be filed in connection with the relocation of the Station’s equipment to the new tower and to obtain Buyer’s consent prior to filing any such applications, which consent shall not be unreasonably conditioned, withheld or delayed to provide Buyer with copies of all notices, requests for consent, and other documents received by Seller relating to the migration of the Station to the new tower, and to file at Seller’s expense and to prosecute diligently any FCC applications and any other applications approved by Buyer that are required to be filed in connection with the Station’s relocation to such new tower.

(b) Negative Covenants. Between the date of this Agreement and the Closing Date, except as otherwise permitted by the Local Marketing Agreement, Seller shall not:

(i) sell, assign, lease or otherwise transfer or dispose of or agree to sell, lease or otherwise transfer or dispose of any of the material Station Assets now owned or hereafter acquired, except for assets consumed or disposed of in the ordinary course of business;

(ii) terminate or modify or amend any Assumed Contract;

(iii) do, or fail to do, any act which will cause a material breach of, or default under, or termination of, any Assumed Contract;

(iv) take any action, or permit its officers, employees, attorneys, agents, accountants and other representatives to take any action, to solicit, encourage or initiate (directly or indirectly) any discussion with, provide any information to, negotiate with, or enter into any agreement, option arrangement or understanding with, any person or entity or group, other than Buyer, for the sale of all or any part of the Station Assets or the assignment or transfer of control of any of the Station Licenses or similar transactions involving Seller or the Station; or

(v) take any action that would jeopardize Seller’s rightful possession of the Station Licenses, the potential for assignment of the Station Licenses to Buyer, or the unconditional renewal of the Station Licenses at the end of the current term or take any action that would adversely modify the Station Licenses;

(vi) hire any new Station employees, or materially change the salary, bonus or other compensation or other material benefits payable to any person employed by the Station or take any material action with respect to any existing employment, severance or similar contract with Station employees without giving Buyer prior written notice of such change;

(vii) enter into or amend or fail to materially perform any Contract or make any other commitment (including with respect to the making of capital expenditures) involving the payment of more than $10,000 or having a term not greater than 90 days or without a cancellation right by Buyer on 90 days written notice; and

(viii) enter into any Contract with any labor union representing Station employees except as required by applicable law.

8.2. Access to Station. Between the date of this Agreement and the Closing Date, Seller shall give Buyer and Buyer’s counsel, accountants, engineers and other representatives, reasonable access during normal business hours to all of Seller’s properties, records and employees relating to the Station, and shall furnish Buyer with all information related to the Station that Buyer reasonably requests. The rights of Buyer under this Section 8.2 shall not be exercised in such a manner as to interfere unreasonably with or disrupt the business or operation of the Station.

8.3. Notification. If Seller receives notice thereof or otherwise becomes aware of same, Seller shall notify Buyer of any litigation, arbitration or administrative proceeding pending or threatened against Seller which challenges the transactions contemplated hereby, including any challenges to the FCC Application, and shall use its reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

8.4. Third-Party Consents. Seller shall use its commercially reasonable efforts to obtain the consent of any third party necessary for the assignment to Buyer of any Lease or Contract to be assigned hereunder.

8.5. Closing Covenant. On the Closing Date, Seller shall transfer, convey, assign and deliver to Buyer the Station Assets as provided in Article 1 of this Agreement.

8.6. Payment of Indebtedness; Financing Statements. Except as specifically noted on Schedule 8.6, Seller shall secure the release of all Liens, except for Permitted Liens, on the Station Assets that secure the payment of any indebtedness and shall deliver to Buyer at the Closing releases or terminations under the Uniform Commercial Code and any other applicable federal, state or local statutes or regulations of any financing or similar statements filed against any Station Assets in the jurisdictions specified or required by applicable federal, state or local statutes or regulations.

8.7. Employment of Station Employees.

(a) On the Closing Date or concurrently with the commencement of the Local Marketing Agreement, Seller shall terminate the Station’s employees and shall be responsible for all liabilities including accrued benefits arising therefrom. Buyer may offer employment to any such terminated employees of the Station, such employment to become effective as of the Effective Time (any such terminated employees who accept employment with Buyer as of the Closing Date or pursuant to the Local Marketing Agreement are the “Transferred Employees”). Seller shall be responsible for all liabilities and accrued benefits arising from the termination of the Transferred Employees, and in the event that Buyer terminates any Transferred Employee during the first 90-day period after the Closing without cause, Seller shall pay such employee the severance benefits to which he or she would have been entitled if Seller had terminated such employee on the Closing Date.

(b) Seller acknowledges and agrees that Buyer shall not acquire any rights or interests of Seller in, or assume or have any obligations or liabilities of Seller under, any benefit plans maintained by, or for the benefit of any employee of Seller prior to the Effective Time, including obligations, if any, for severance or vacation accrued but not taken as of the Effective Time.

8.8. Adverse Developments. Seller shall promptly notify Buyer of any materially adverse developments that occur prior to Closing with respect to the Station or the Station Assets, or with respect to the FCC Application, provided, however, that compliance with the disclosure requirements of this Section 8.8 shall not relieve Seller of any obligation with respect to any representation, warranty or covenant of Seller in this Agreement or waive any condition to Buyer’s obligations under this Agreement.

8.9. Copies of FCC Applications. Seller shall promptly deliver to Buyer copies of any applications filed with the FCC with respect to the Station promptly after the filing of the same with the FCC.

ARTICLE 9

JOINT COVENANTS

9.1. Conditions. If any event should occur between the date hereof and the Closing, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party to consummate the transactions contemplated by this Agreement, the parties shall use their reasonable efforts to cure the event as expeditiously as possible.

9.2. Commercially Reasonable Efforts. Between the date of this Agreement and the Closing, each party shall use commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement.

9.3. Control of Station. Between the date of this Agreement and the Closing, except as permitted or contemplated by the Local Marketing Agreement, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Station. Such operations shall be the sole responsibility of Seller and, subject to the provisions of Article 9, shall be in its complete discretion.

9.4. Confidentiality. Buyer and Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby, except where such information is known or available through other lawful sources or where such party is advised by counsel that its disclosure is required in accordance with applicable law.

9.5. Access to Records. For a period of two (2) years from the Closing Date, each party to this Agreement shall provide to the other party access during normal business hours to such financial records as may be necessary for either party to prepare any required regulatory and tax filings.

9.6. No Inconsistent Action. Between the date of this Agreement and the Closing, each party shall use its reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement, and neither party shall take any action which is materially inconsistent with its obligations under this Agreement, or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement. Neither party shall take any action that would result in its disqualification to hold the Station Licenses or in any way delay grant of the FCC Application or the consummation of the transactions contemplated by this Agreement. Should either party become aware of any such fact or circumstance to the contrary, such party shall promptly inform the other.

9.7. Non-Competition. For a period of two (2) years after the Closing Date (“Noncompetition Period”), neither Seller, NextMedia Group, Inc. or NextMedia Group, Inc.’s subsidiaries, or the individuals listed in Schedule 9.7), nor any firm or entity in which Seller, NextMedia Group, or NextMedia Group’s subsidiaries has an interest as a partner, trustee, employee, consultant or shareholder (together, the “Noncompete Parties”) shall (i) own or be employed by or otherwise directly or indirectly engage in (whether as owner, operator, partner, consultant, advisor, employee, independent contractor or otherwise), assist or consult with, be connected with in any manner or disclose or use confidential information of the Station for any person or entity that is engaged in the ownership, control, management or operation of any radio broadcast station that is licensed to a community located in, or that reports to BIA as its “home market” either the Wilmington, Delaware, or Philadelphia, Pennsylvania Arbitron Metros or any other media company (except for outdoor billboard advertising) that conducts and/or solicits business in the Wilmington, Delaware or Philadelphia, Pennsylvania markets, (ii) provide or offer to sell radio advertising to advertisers located in a community in the Wilmington, Delaware or Philadelphia, Pennsylvania Arbitron Metros; (iii) directly or indirectly call on, solicit or take away, or attempt to call on, solicit or take away any clients, customers or advertisers of the Station who were clients, customers or advertisers of the Station at any time during the one-year period prior to the Closing through the Noncompetition Period; or (iv) solicit, attempt to contact, employ or enter into an independent contractor relationship with any employees of the Station who remain employed at the Station after the Closing. Notwithstanding the foregoing, a Noncompete Party shall be allowed under this Agreement to own up to 1% of the equity in a company that engages in a competitive business as described in this paragraph. This Section 9.7 shall survive the Closing.

9.8 Environmental Studies. Subject to the consent and approval of the fee owners of the Real Property, Buyer shall have the right to obtain, from a licensed, independent and professional environmental consultant (“Environmental Consultant”) within forty-five (45) days after the execution of this Agreement, a completed Phase I environmental audit report (the “Phase I Report”), at Buyer’s sole expense, regarding the Real Property, and Buyer agrees to notify Seller of any objection based on findings contained in the Phase I Report that the Real Property is not in compliance with an Environmental Requirement within ten (10) days after Buyer’s receipt of the Phase I Report. To the extent Buyer does not notify Seller within such ten (10) day period of any objection based on the findings of the Phase I Report, Buyer hereby waives any right to refuse to consummate this Agreement or to terminate this Agreement as a result of any noncompliance with Environmental Requirements disclosed in the Phase I Report. If, in the reasonable and good faith judgment of the Environmental Consultant, based upon the findings set forth in the Phase I Report, a Phase II environmental audit report (“Phase II Report”) is necessary in light of the contents of the Phase I Report and Buyer has timely objected to the applicable Phase I Report findings, Buyer shall, subject to the consent and approval of the fee owners of the Real Property, obtain such Phase II Report within thirty (30) days following Buyer’s objection to the Phase I Report findings, at Buyer’s sole expense, which shall be reasonably satisfactory to Buyer in all material respects. In the event that a Phase I Report and/or a Phase II report discloses an environmental condition reflecting that the Real Property is not in compliance with an Environmental Requirement and to which Buyer objects on a timely basis, Seller shall have sixty (60) days from Seller’s receipt of notice to remediate and eliminate such condition or matter and bring such Real Property into compliance with all Environmental Requirements. If the environmental condition or matter is not remediated and eliminated by Seller within the prescribed 60 day period, Buyer may terminate this Agreement, without any further liability hereunder and shall be entitled to the return of the Escrow Deposit and all interest or other amounts accrued or earned thereon.

9.9. Antenna Structures. Seller shall use its commercially reasonable efforts to cause the landlord under the Station’s tower site lease to register with the FCC all antenna structures used by the Station that require such registration.

ARTICLE 10

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

10.1. Representations, Warranties and Covenants. The representations and warranties of Seller made in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Seller made in this Agreement not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects (a) as of the date of this Agreement, and (b) (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects, and such representations and warranties not qualified as to materiality or Material Adverse Effect shall have been true and correct in all material respects, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, except, as to clause (b) above, (i) for changes expressly contemplated by this Agreement or permitted under Section 8.1 (regarding conduct of business prior to closing), (ii) casualty losses or damages subject to Article 19 (Risk of Loss) or (iii) as a result of the operation of the Station by the parties pursuant to the terms of the Local Marketing Agreement. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

10.2. Governmental Consents. The conditions specified in Article 4 of this Agreement shall have been satisfied, and the FCC Consent shall have been granted and become a Final Order, provided that Buyer may waive the requirement that the FCC Consent shall have become a Final Order. If the Closing occurs before the FCC Consent has become a Final Order, the parties will, at Buyer’s option, enter into a mutually acceptable unwind agreement.

10.3. Governmental Authorizations. Seller shall be the lawful holder of the Station Licenses and all other material licenses, permits and other authorizations listed in Schedule 1.2(a), and there shall not have been any modification of any of such licenses, permits and other authorizations which would have a material adverse effect on the operations of the Station. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or modify adversely any of the Station Licenses or any other material licenses, permits or other authorizations relating to the Station.

10.4. Third-Party Consents. Seller shall have delivered to Buyer all third-party consents for those Contracts designated as Material Contracts on Schedule 1.2(d), and shall have delivered to Buyer all other third-party consents that have been obtained for assignment of the Contracts.

10.5. Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto that would or would be reasonably expected to render it unlawful, as of the Closing Date, to consummate the transactions contemplated by this Agreement in accordance with its terms.

10.6. Deliveries. Seller shall have made or stand willing to make all the deliveries required under Section 12.1.

ARTICLE 11

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The obligations of Seller hereunder are subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

11.1. Representations, Warranties and Covenants. The representations and warranties of Buyer made in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Buyer made in this Agreement not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects (a) as of the date of this Agreement, and (b) (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects, and such representations and warranties not qualified as to materiality or Material Adverse Effect shall have been true and correct in all material respects, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, except, as to clause (b) above, (i) for changes expressly contemplated by this Agreement or permitted under Section 8.1 (regarding conduct of business prior to closing) or (ii) casualty losses or damages subject to Article 19 (Risk of Loss) or (iii) as a result of the operation of the Station by the parties pursuant to the terms of the Local Marketing Agreement. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

11.2. Governmental Consents. The conditions specified in Article 4 of this Agreement shall have been satisfied, and the FCC Consent shall have been granted.

11.3. Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto that would or would be reasonably expected to render it unlawful, as of the Closing Date, to consummate the transactions contemplated by this Agreement in accordance with its terms.

11.4. Deliveries. Buyer shall have made or stand willing to make all the deliveries required under Section 12.2.

ARTICLE 12

DOCUMENTS TO BE DELIVERED AT THE CLOSING

12.1. Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following:

(a) a certificate of an officer of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Section 10.1;

(b) instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to Buyer, effecting the sale, transfer, assignment and conveyance of the Station Assets to Buyer, including, but not limited to, the following:

(i) assignment of the Station Licenses;

(ii) bill of sale for all Personal Property;

(iii) assignment of the Real Property Leases and Assumed Contracts.

(c) resolutions of Seller’s directors authorizing the execution, delivery and performance of this Agreement, certified by an officer of Seller;

(d) UCC Termination Statements with respect to Liens which have been placed of record on the Station Assets;

(e) Certificates of Good Standing for Seller issued by the states of Delaware;

(f) consents from third parties required for the assignment of the Material Contracts and consents obtained for the remaining Assumed Contracts for which consent for assignment is required;

(g) estoppel certificates, in form reasonably satisfactory to Buyer, for all Real Property Leases; and

(h) such other documents as may reasonably be requested by Buyer’s counsel.

12.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a) a certificate of an officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the fulfillment of the conditions specified in Section 11.1;

(b) wire transfer of immediately available funds as provided in Section 2.1;

(c) instruments, in form and substance reasonably satisfactory to Seller and its counsel, pursuant to which Buyer assumes obligations, liabilities and commitments as provided in Article 3; and

(d) such other documents as may reasonably be requested by Seller’s counsel.

ARTICLE 13

FEES AND EXPENSES; TRANSFER TAXES

13.1. Governmental Filing or Grant Fees. Except as otherwise specified herein, any filing or grant fees imposed by any governmental authority, the consent of which is required for the transactions contemplated hereby, including all filing fees incurred pursuant to Article 4, shall be borne equally by Buyer and Seller.

13.2. Transfer Taxes. Any taxes arising by reason of the transfer of the Station Assets as contemplated hereby shall be borne by Seller.

13.3. Expenses. Each party hereto shall be solely responsible for and shall pay all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

ARTICLE 14

BROKER’S COMMISSION OR FINDER’S FEE

14.1. Buyer’s Representation and Agreement to Indemnify. Buyer represents and warrants to Seller that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Buyer further agrees to indemnify and hold Seller harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys’ fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by Buyer.

14.2. Seller’s Representation and Agreement to Indemnify. Seller represents and warrants to Buyer that, except as regards Star Media and/or Bergner & Company, whose commissions shall be the sole responsibility of Seller, neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Seller further agrees to indemnify and hold Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys’ fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by Seller.

ARTICLE 15

INDEMNIFICATION

15.1. Indemnification by Seller. Notwithstanding the Closing, Seller hereby agrees to indemnify, defend and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

(a) Any and all losses, direct or indirect, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or obligation by Seller contained herein or in any certificate, document or instrument delivered to Buyer hereunder;

(b) Any and all obligations of Seller not assumed by Buyer pursuant to the terms of this Agreement;

(c) Subject to the Local Marketing Agreement, any and all losses, liabilities or damages resulting from the operation or ownership of the Station prior to the Effective Time, including but not limited to any and all liabilities not assumed by Buyer pursuant to Article 3 hereof;

(d) Subject to the Local Marketing Agreement, any and all losses, liabilities or damages resulting from litigation concerning the Station arising from events prior to the Effective Time;

(e) Any and all actions, suits, proceedings, claims, demands, fines, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in opposing the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 15.3 hereof; and

(f) Interest at the Prime Rate on any reimbursable expense or loss incurred by Buyer from the date of payment, in the case of a reimbursable expense, and from the date of incurrence, in the case of any other losses, until the date of reimbursement by Seller.

15.2. Indemnification by Buyer. Notwithstanding the Closing, Buyer hereby agrees to indemnify and hold the Seller harmless against and with respect to, and shall reimburse the Seller for:

(a) Any and all losses, direct or indirect, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or obligation by Buyer contained herein or in any certificate, document or instrument delivered to Seller hereunder;

(b) Any and all obligations of Seller assumed by Buyer after the Closing pursuant to the terms of this Agreement;

(c) Any and all losses, liabilities or damages resulting from the operation or ownership of the Station by Buyer on and after the Effective Time, including but not limited to any and all liabilities assumed by Buyer pursuant to Article 3 hereof;

(d) Any and all actions, suits, proceedings, claims, demands, fines, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in opposing the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 15.3 hereof; and

(e) Interest at the Prime Rate on any reimbursable expense or loss incurred by Seller from the date of payment, in the case of a reimbursable expense, and from the date of incurrence, in the case of any other losses, until the date of reimbursement by Buyer.

15.3. Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a) The party seeking indemnification under this Article 15 (the “Claimant”) shall give notice to the party from whom indemnification is sought (the “Indemnitor”) of any claim, whether solely between the parties or brought by a third party, specifying (i) the factual basis for the claim, and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) Business Days after written notice of the action, suit or proceeding was given to Claimant. In all other circumstances, notice shall be given by Claimant within thirty (30) days after Claimant becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant’s failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor except to the extent that Claimant’s failure has materially prejudiced Indemnitor’s ability to defend the claim or litigation.

(b) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim as its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, Claimant may, but shall have no obligation to, defend or settle such claim or litigation in such manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was paid.

15.4. Limitations. Neither Seller nor Buyer shall have any obligation to the other party for any matter described in Section 15.1 or Section 15.2, as the case may be, except upon compliance by the other party with the provisions of this Article 15, particularly Section 15.3. Notwithstanding anything to the contrary contained herein, the Indemnitor shall not be required to indemnify the Claimant under this Article 16 for any breach of any representation or warranty contained in this Agreement (i) unless written notice of a claim under this Article 15 was received by the Indemnitor within the pertinent survival period specified in Article 17 of this Agreement, and (ii) unless the aggregate amount of all losses, liabilities, damages, obligations, actions, suits, proceedings, claims, demands, fines, assessments, judgments, costs and expenses sought to be indemnified against exceed, in the aggregate, $25,000.00, at which point the Claimant shall be entitled to all amounts from the first dollar; provided, however, that in no event shall the Claimant be entitled to indemnification of any amount in excess of $10,000,000.00. Notwithstanding the foregoing, the indemnification cap and basket as described in this Section 15.4 shall not apply to Indemnitor’s indemnification obligations arising out of, relating to or resulting from fraud or intentional misrepresentation by Indemnitor, or to any claims of Buyer made pursuant to Article 19 hereof (Risk of Loss).

15.5. Sole Remedy. After the Closing, the right to indemnification under this Article 15 shall be the exclusive remedy of any party in connection with any breach by another party of its representations, warranties and covenants.

ARTICLE 16

TERMINATION RIGHTS

16.1. Termination.

This Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

(a) if, on or prior to the Closing Date, the other party defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements contained herein and such default has not been cured within ten (10) days from receipt of written notice of default from the non-defaulting party;

(b) if the FCC denies the FCC Application or designates it for a trial-type hearing;

(c) if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing;

(d) if the Closing has not occurred within nine (9) months after the date the FCC Application is accepted for filing;

(e) by Buyer, pursuant to the terms of Section 9.8 hereof; or

(f) by Seller if the Local Marketing Agreement has been terminated by Seller as a result of a default by Buyer thereunder and Seller is not in breach of or default under the Local Marketing Agreement.

16.2. Liability. The termination of this Agreement under Section 16.1 hereof shall not relieve any party of any liability for breach of this Agreement prior to the date of termination except as specifically set forth in Article 18 hereof.

16.3. Broadcast Transmission Interruption. Seller shall promptly notify Buyer if the Station’s normal broadcast transmission is interrupted, interfered with or in any way impaired and shall describe the measures being taken to correct such problem, provided that (a) if the Station is off the air for more than forty-eight (48) consecutive hours, or (b) if more than four (4) such events occur within any sixty (60) day period, then Buyer shall have the right to terminate this Agreement without further obligation to Seller, for a period of thirty (30) days after receiving notice from Seller of such occurrences described in clauses (a) or (b), and cure provisions otherwise set forth in this Agreement shall not apply. If Buyer elects to terminate the Agreement pursuant to this Section 16.3, Buyer shall be entitled to the immediate return of the Escrow Deposit, and all interest accrued thereon, and neither party shall have any further obligation under this Agreement. If Buyer elects not to terminate this Agreement pursuant to this Section 16.3, Buyer shall have the option to defer the Closing until such time that the Station’s operations have been restored to the operating power and mode tolerances specified in 47 C.F.R. § 73.1560.

ARTICLE 17

SURVIVAL OF REPRESENTATIONS,

WARRANTIES AND COVENANTS

The representations, warranties, covenants, indemnities and agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement are and will be deemed and construed to be continuing representations, warranties, covenants, indemnities and agreements and shall survive the Closing for a period of two years after the Closing Date (the “Survival Period”). No claim may be brought under this Agreement or any other certificate, document or instrument delivered pursuant to this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such a notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein.

ARTICLE 18

REMEDIES UPON DEFAULT

18.1. Default by Seller.

Seller recognizes that, in the event Seller defaults in the performance of its obligations under this Agreement and Buyer is entitled to terminate this Agreement pursuant to Section 16.1(a) hereof, monetary damages alone will not be adequate. Buyer shall therefore be entitled in such event to obtain specific performance by Seller of the terms of this Agreement. In any action to specifically enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and agrees that Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. As a condition to seeking specific performance, Buyer shall not be required to have tendered the Purchase Price specified in Section 2.1 of this Agreement, but shall be required to demonstrate that it is willing and able to do so and to perform its other closing obligations in all respects. If Buyer pursues the remedy of specific performance, Buyer acknowledges and agrees that it shall not be entitled, thereafter, to pursue any claims against Seller with respect to any default(s) which gave rise to Buyer’s right to terminate the Agreement or seek specific performance. In lieu of seeking specific performance of this Agreement, Buyer shall have the right to terminate this Agreement and Buyer shall be entitled to payment of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) as liquidated damages in full settlement of any damages of any nature or kind that Buyer may suffer or allege to suffer as the result thereof. It is understood and agreed that the amount of liquidated damages represents Buyer’s and Seller’s reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages under this Section 18.1 shall be the sole and exclusive remedy of Buyer against Seller for breach of or failure to consummate this Agreement and shall be applicable regardless of the actual amount of damages sustained. In addition, in either circumstance, Buyer shall be entitled to obtain from Seller court costs and reasonable attorneys’ fees incurred by it in enforcing its rights hereunder, plus interest at the Prime Rate on the amount of any damages judgment obtained against Seller from the date of default until the date of payment of the judgment.

18.2. Default by Buyer. In the event Buyer defaults in the performance of its obligations under this Agreement and Seller is entitled to terminate this Agreement pursuant to Section 16.1(a) hereof, Seller shall have the right to terminate this Agreement and Seller shall be entitled to payment of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) or Two Million Five Hundred Thousand Dollars ($2,500,000) in the event that this Agreement is terminated after March 1, 2007, as liquidated damages in full settlement of any damages of any nature or kind that Seller may suffer or allege to suffer as the result thereof. It is understood and agreed that the amount of liquidated damages represents Buyer’s and Seller’s reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages under this Section 18.2 shall be the sole and exclusive remedy of Seller against Buyer for breach of or failure to consummate this Agreement and shall be applicable regardless of the actual amount of damages sustained. In addition, Seller shall be entitled to obtain from Buyer court costs and reasonable attorneys’ fees incurred by it in enforcing its rights hereunder, plus interest at the Prime Rate on the amount of any judgment obtained against Buyer from the date of default until the date of payment of the judgment. As a condition to obtaining liquidated damages, Seller shall not be required to have tendered the Station Assets but shall be required to demonstrate that it is willing and able to do so and to perform its other closing obligations in all material respects.

ARTICLE 19

RISK OF LOSS

Except as otherwise provided in the Local Marketing Agreement, the risk of loss or damage to the Station Assets prior to the Effective Time shall be upon Seller. Seller shall repair, replace and restore any damaged or lost material Station Asset to its prior condition as soon as possible and in no event later than the Effective Time. If Seller is unable or fails to repair, restore or replace a lost or damaged item required to be repaired or replaced by Seller prior to the Closing, Seller shall reimburse Buyer for the cost of the repair, restoration or replacement of such item incurred by Buyer after the Closing.

ARTICLE 20

OTHER PROVISIONS

20.1. Publicity. Except as required by applicable law or with the other party’s express written consent, no party to this Agreement nor any affiliate of any party shall issue any press release or similar public statement regarding the transactions contemplated by this Agreement.

20.2. Benefit and Assignment; 1031 Exchange.

(a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Buyer nor Seller may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign this Agreement (i) to an Affiliate that is qualified to be the holder of the Station Licenses and that agrees in writing to be bound by the terms of this Agreement, provided that such assignment does not materially delay the receipt of the FCC Consent or the Closing and the assigning party is not relieved of liability under this Agreement, or (ii) in a collateral assignment to a lender which provides financing for Buyer’s acquisition of the Station.

(b) Notwithstanding anything above to the contrary, Buyer may, without Seller’s consent, assign any or all of its rights but not its obligations under this Agreement to any “qualified intermediary” as defined in Treas. Reg. Sec. 1.1031(k) 1(g)(4) or to any exchange accommodation titleholder as described in Revenue Procedure 2000-37 (“EAT”) (but any such assignment shall not relieve Buyer of its obligations under this Agreement or increase liability or obligations or result in additional expense), provided that such assignment does not materially delay the Closing. If Buyer gives notice of an assignment pursuant to this Section 20.2, Seller shall cooperate with all reasonable requests of Buyer, as the case may be, and the qualified intermediary or EAT in arranging and effecting the deferred like-kind exchange as one which qualifies under Section 1031 of the Code. Without limiting the generality of the foregoing, Buyer shall provide Seller with a written acknowledgement of such notice prior to Closing, Buyer shall pay the Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing and Seller shall convey the Station Assets (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing.

20.3. Entire Agreement. This Agreement, the Local Marketing Agreement, the Escrow Agreement, and the exhibits and schedules hereto and thereto embody the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought. Any matter that is disclosed in a Schedule hereto in such a way as to make its relevance to the information called for by another Schedule readily apparent shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross-reference.

20.4. Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

20.5. Computation of Time. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next Business Day.

20.6. Governing Law; Forum; Waiver of Jury Trial. The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflict of law. The exclusive forum for the resolution of any disputes arising hereunder shall be the federal or state courts located in Wilmington, Delaware, and each party irrevocably waives the reference of an inconvenient forum to the maintenance of any such action or proceeding. BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM MADE IN SUCH ACTION OR PROCEEDING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE DECIDED SOLELY BY A JUDGE. Buyer and Seller hereby acknowledge that they have each been represented by counsel in the negotiation, execution and delivery of this Agreement and that their lawyers have fully explained the meaning of the Agreement, including in particular the jury-trial waiver.

20.7. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request in writing.

If to Buyer:

Beasley Broadcast Group, Inc.

3033 Riviera Drive, Suite 200

Naples, FL 34103

Attn: Caroline Beasley

Telephone: (239) 263-5000

Facsimile: (239) 434-8950

With a copy to:

Leventhal, Senter & Lerman, P.L.L.C.

2000 K Street, N.W.

Suite 600

Washington, D.C. 20006-1809

Attention: Steven A. Lerman, Esq.

Telephone: (202) 429-8970

Facsimile: (202) 293-7783

If to Seller:

NM Licensing LLC

Next Media Operating, Inc.

6312 S. Fiddlers Green Circle

#205E

Englewood, CO 80111

Attn: Sean Stover

Telephone: (303) 694-4511

Facsimile: (303) 694-4940

With a copy to:

Andrews Kurth LLP

1717 Main Street, Suite 3700

Dallas, Texas 75201

Attn: John Quattrocchi, Esq.

Telephone: (214) 659-4400

Facsimile: (214) 659-4401

Any such notice, demand or request shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of transmission, if sent by facsimile (but only if a hard copy is also sent by overnight courier), or (iii) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (iv) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

20.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

20.9. Further Assurances. Seller shall at any time and from time to time after the Closing execute and deliver to Buyer such further conveyances, assignments and other written assurances as Buyer may reasonably request in order to vest and confirm in Buyer (or its assignees) the title and rights to and in all of the Station Assets to be and intended to be transferred, assigned and conveyed hereunder.

ARTICLE 21

DEFINITIONS

Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accounts Receivable” shall have the meaning set forth in Section 1.3(e).

“Affiliate” shall mean any person or entity that is controlling, controlled by or under common control with the named person or entity.

“Agreement” shall mean this Asset Purchase Agreement, including the exhibits and schedules hereto.

“Assumed Contracts” shall have the meaning set forth in Section 1.2(c).

“Assumed Obligations” shall have the meaning set forth in Section 3.1.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer’s Proration Amount” shall have the meaning set forth in Section 5.2.

“Business Day,” whether or not capitalized, shall mean every day of the week excluding Saturdays, Sundays and Federal holidays.

“Claimant” shall have the meaning set forth in Section 15.3.

“Closing” shall have the meaning set forth in Section 1.1.

“Closing Date” shall mean the date on which the Closing is completed.

“Contracts” shall mean the contracts, leases, licenses, agreements, commitments and understandings of Seller or to which Seller is a party, relating to the conduct of the business and operation of the Station, including, without limitation the Real Property Leases, the Time Sales Agreements, the Trade Agreements and any employment agreements of Seller.

“EAT” shall have the meaning set forth in Section 20.2.

“Effective Time” shall mean 12:01 a.m., local Wilmington, Delaware time, on the Closing Date.

“Environmental Consultant” shall have the meaning set forth in Section 9.8.

“Environmental Requirement” shall mean any federal, state, local or foreign laws, regulations or other legal requirement relating to pollution or protection of human health or the environment (including, without limitation, any ambient air, surface water, ground water, wetlands, land surface, subsurface strata, natural resources and indoor and outdoor workplace), including laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substance or Hazardous Waste or the importation, manufacture, processing, formulation, testing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or Hazardous Waste.

“ERISA” shall have the meaning set forth in Section 7.8(c).

“Escrow Agent” shall have the meaning set forth in Section 2.2.

“Escrow Agreement” shall have the meaning set forth in Section 2.2.

“Escrow Deposit” shall have the meaning set forth in Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“FCC” shall have the meaning set forth in the Recitals hereof.

“FCC Application” shall mean the application or applications that Seller and Buyer must file with the FCC requesting its consent to the assignment of the Station Licenses.

“FCC Consent” shall mean the action by the FCC granting the FCC Application.

“Final Order” shall mean action by the FCC (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending, and (iii) as to which the time for filing any such appeal, request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, and the rules and regulations of the Commission, has expired.

“Financial Statements” shall have the meaning set forth in Section 7.15.

“Hazardous Substance” shall have the meaning set forth in Section 7.18.

“Hazardous Waste” shall have the meaning set forth in Section 7.18.

“Holdback” shall have the meaning set forth in Section 2.3.

“Indemnitor” shall have the meaning set forth in Section 15.3.

“Intellectual Property” shall have the meaning set forth in Section 1.2(d).

“Knowledge” (i) with respect to Seller means to the knowledge, after due inquiry, of Steven Dinetz, Jeff Dinetz, Sean Stover, Wes Davis, and Jane Bartsch and (ii) with respect to Buyer means to the knowledge, after due inquiry, of Caroline Beasley and Bruce Beasley.

“Liens” shall mean mortgages, deeds of trust, liens, pledges, collateral assignments, security interests, leases, subleases, conditional sales agreements, easements, covenants, encroachments, encumbrances, restrictions, charges or other defects of title.

“Local Marketing Agreement” shall have the meaning set forth in the recitals to this Agreement.

“LS&L” shall have the meaning set forth in Section 1.1.

“Material Adverse Effect” shall have the meaning set forth in Section 10.6.

“Material Contracts” shall mean those Contracts marked as “***” on Schedule 1.2(d) of this Agreement.

“NM License” shall have the meaning set forth in the recitals hereto.

“NM Operating” shall have the meaning set forth in the recitals hereto.

“Noncompete Parties” shall have the meaning set forth in Section 9.7.

“Noncompetition Period” shall have the meaning set forth in Section 9.7.

“Notice of Disagreement” shall have the meaning set forth in Section 5.2.

“Permitted Liens” shall mean (i) those liens for taxes, assessments, levies and other governmental charges not yet due and payable, or which are being contested in good faith; and (ii) mechanics’, workmen’s, landlords’ and other statutory liens (or other liens arising by operation of law) incurred in the ordinary course of business for amounts not past due; and (iii) any liens and/or interests of a lessor under any leases relating to any of the Station Assets.

“Personal Property” shall have the meaning set forth in Section 1.2(b).

“Phase I Report” shall have the meaning set forth in Section 9.8.

“Phase II Report” shall have the meaning set forth in Section 9.8.

“Preliminary Proration Schedule” shall have the meaning set forth in Section 5.2.

“Prime Rate” shall mean a per annum rate equal to the “prime rate” as published in the Money Rates column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated).

“Proration Schedule” shall have the meaning set forth in Section 5.2.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Real Property” shall mean the real property not owned in fee by Seller used in the conduct of the business and operation of the Station.

“Real Property Leases” shall mean the leases by Seller of the Real Property, together with any additions thereto between the date hereof and the Closing Date, including, without limitation, any easements, rights of ingress and egress and right of way associated therewith.

“Referee” shall have the meaning set forth in Section 5.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Station” shall have the meaning set forth in the Recitals to this Agreement.

“Station Assets” shall have the meaning set forth in Section 1.2.

“Station Licenses” shall have the meaning set forth in Section 1.2(a).

“Survival Period” shall have the meaning set forth in Article 17.

“Time Sales Agreements” shall mean contracts entered into in the ordinary course of business of the Station for the sale or sponsorship of broadcast time on the Station for cash.

“Trade Agreements” shall mean all Contracts for the sale of advertising time for consideration other than cash.

“Transferred Employees” shall have the meaning set forth in Section 8.7.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BEASLEY FM ACQUISITION CORP.

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Executive Vice President, Chief Financial Officer

NM LICENSING LLC

By:	/s/ Sean Stover
Name:	Sean Stover
Title:	Vice President

NEXTMEDIA OPERATING, INC.

By:	/s/ Sean Stover
Name:	Sean Stover
Title:	Senior Vice President, Chief Financial Officer

For the purposes of Section 9.7 hereto only:

NEXTMEDIA GROUP, INC.

By:	/s/ Sean Stover
Name:	Sean Stover
Title:	Senior Vice President, Chief Financial Officer